Exhibit 10.6

PLIANT THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Pliant Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the day prior to the effective time of the registration statement for the Company’s initial public offering of equity securities. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a) Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation for attending individual Board meetings.

(b) Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000
Audit Committee member:	$7,500
Compensation Committee Chairperson:	$10,000
Compensation Committee member:	$5,000
Nominating and Corporate Governance Committee Chairperson:	$8,000
Nominating and Corporate Governance Committee member:	$4,000
Research and Development Committee Chairperson:	$8,000
Research and Development Committee member:	$4,000

(c) Additional Retainer for Non-Executive Chairperson or Lead Director of the Board of Directors: $30,000 to acknowledge the additional responsibilities and time commitment of the Chairperson role, or in the absence of a Chairperson, of the Outside Director designated Lead Director.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the closing market price on The Nasdaq Global Market (or such other market on which the Company’s Common Stock is then principally listed) of one share of the Company’s Common Stock on the effective date of grant, or if no closing price is reported for such date, the closing price on the last date preceding such date for which a closing price is reported and (B) the aggregate number of shares pursuant to such award.

(b) Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2020 Stock Option and Incentive Plan (the “2020 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(c) Initial Grant. Upon initial election or appointment to the Board of Directors, each new Outside Director will receive an initial, one-time grant of a non-statutory stock option to purchase 26,573 shares of the Company’s Common Stock (the “Initial Grant”) with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, that vests substantially equal monthly installments over three years beginning on the grant date; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. If any Initial Grant to an Outside Director is to become effective as of the date of the Company’s initial public offering, it shall have an exercise price per share equal to the per share “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering. This Initial Grant applies to Outside Directors who are first elected or appointed to, and who were not previously serving on, the Board of Directors effective as of or subsequent to the Company’s initial public offering.

(d) Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive a grant of a non-statutory stock option to purchase 13,286 shares of the Company’s Common Stock (the “Annual Grant”) on the date of such Annual Meeting with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, with 25% of the Annual Grant vesting on the first day of each calendar quarter following the grant date for three calendar quarters and the remaining 25% of the Annual Grant vesting on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.	Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed (i) $1,000,000 in the first calendar year an individual becomes an Outside Director and (ii) $750,000 in any other year (or in each case, such other limits as may be set forth in Section 3(b) of the 2020 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: May 21, 2020